NEW YORK REGIONAL RAIL CORPORATION
                                 CODE OF ETHICS
                                       FOR
                          PRINCIPAL EXECUTIVE OFFICERS
                                       AND
                            SENIOR FINANCIAL OFFICERS

I.    INTRODUCTION
This Code of Ethics (this "Code") is applicable to the chief executive officer, chief operating officer, chief financial officer, principal accounting officer, controller and any person performing similar functions of New York Regional Rail Corporation ("NYRRC").

References in this Code of Ethics to NYRRC mean NYRRC or any of its subsidiaries.

While NYRRC and its stockholders expect honest and ethical conduct in all aspects of its business from all employees, NYRRC and its stockholders expect the highest possible standards of honest and ethical conduct from you. You are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code and all other applicable codes of business conduct or ethics adopted by the Board of Directors of NYRRC is a condition to your employment and any violations will be dealt with severely.


II.   CONFLICTS OF INTEREST
Conflicts of interest are strictly prohibited as a matter of NYRRC policy. You must be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, NYRRC's interests. A "conflict of interest" exists whenever an individual's private interests in any way interfere or conflict with, or appear to interfere or conflict with, the interests of NYRRC or make, or appear to make, it difficult for the individual to perform his or her work for NYRRC objectively and effectively. Conflicts of interest arise when:
- your personal interests interfere, or appear to interfere, in any way, with the interests of NYRRC (for example, you compete with NYRRC);
- you take action for your direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of NYRRC (for example, you cause NYRRC to engage in business transactions with a company you control or with friends or relatives);
- you, or a member of your family, receive improper personal benefits as a result of your position in NYRRC (for example, you receive a loan or other benefit from a third party to direct NYRRC business to a third-party).
There are other situations in which conflicts of interest may arise. Conflicts of interests may not always be clear-cut. If you have questions or concerns regarding a situation, please contact our Corporate Counsel.

III.  ACCURATE PERIODIC REPORTS
As you are aware, full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or submit to, the SEC and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under the securities laws and to meet the expectations of our stockholders and other members of the investment community. You are to exercise the highest standard of care in preparing such reports and documents and other public communications, in accordance with the following guidelines:
- all accounting records, and the reports produced from such records, must be in accordance with all applicable laws and regulations;
- all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;
- all accounting records must fairly and accurately reflect in reasonable detail NYRRC's assets, liabilities, revenues and expenses;
- no accounting records may contain any false or intentionally misleading entries;
- no transactions should be intentionally misclassified as to accounts, departments or accounting periods;
- all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;
- no relevant information should be concealed from the internal auditors or the independent auditors; and
- compliance with NYRRC's system of internal controls is required.

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IV.   COMPLIANCE WITH LAWS
You are expected to understand and comply with both the letter and spirit of all applicable laws and governmental rules and regulations.

V.    REPORTING VIOLATIONS
You are expected to report any violations of this Code of Ethics promptly to the Chairman of the Audit Committee of the Board of Directors, if any, or the Chairman of the Board of Directors.

VI.   CONSEQUENCES OF NON-COMPLIANCE WITH THIS CODE
Violations of this Code will be reported to the Audit Committee, if any, and the Board of Directors. If you fail to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the Securities and Exchange Commission) you will be subject to disciplinary measures, up to and including discharge from NYRRC, and any appropriate legal action.

VII.  AMENDMENT, MODIFICATION AND WAIVER
This Code may be amended or modified by the Board of Directors of NYRRC. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board of Directors with specific delegated authority. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934.